Exhibit 99.1

NEWS RELEASE

Corporate Headquarters       360 Hamilton Avenue       White Plains, NY 10601       914.421.6700       www.above.net

FOR IMMEDIATE RELEASE

AboveNet, Inc. Announces Distributions

on Claims of Certain Creditors

NEW YORK, November 5, 2003 — AboveNet, Inc., the leading provider of optical infrastructure services enabling unconstrained information exchange, announced today that during the month of November it will begin making distributions to holders of class 2, 6 and 7 claims in accordance with the Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc. et al.  Unless otherwise directed by the holders of record, the Company will make all distributions under the Plan to the holders of record of claims filed with the Bankruptcy Court as of October 27, 2003.

Distributions made to the holders of the 10% Series B Senior Notes Due 2008 (CUSIP 591689AD6), the 10% Senior Notes Due 2009 (CUSIP 591689AE4) and the 10% Senior Euro Notes Due 2009 (CUSIP 59198AF1/ISIN XS0104413231) will be made to the Bank of New York, which is the indentured trustee and holder of record for such Notes.

As previously announced, AboveNet emerged from bankruptcy on September 8, 2003.  The foregoing distributions are being made pursuant to the Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc. et al., as amended and the Confirmation Order approved by the Bankruptcy Court on August 21, 2003.

About AboveNet, Inc.

AboveNet, Inc. is the leading provider of network infrastructure services that enable unconstrained information exchange within and between businesses.  AboveNet builds and operates an office-to-office, 100-percent optical network enabling customers to create an efficient, cost-effective network that breaks economic and performance barriers imposed in the last mile by complex legacy telecom infrastructures.  With the most extensive metropolitan optical network in the world, data centers throughout the US and Europe, top quality managed services and a high-performance IP network, AboveNet is able to offer the most flexible and complete information exchange solutions in the industry.

An aggressive and agile player in the industry, AboveNet provides security, performance, scalability and reliability in a wealth of interconnected services designed to facilitate information exchange.  The Company’s metropolitan fiber network provides the foundation for its offerings.  This all optical metropolitan network, combined with AboveNet’s portfolio of integrated solutions, enable enterprise customers to rise above legacy networks to create truly customized networks that enable the real-time information exchange when and how it’s needed.

This news release contains forward-looking statements that involve risks and uncertainties.  Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by the Company including the most recently filed Forms S-3, 10-K, 10-Q and 8-K.

CONTACTS:

Kara Carbone

914.683.6386

kcarbone@above.net